GAMCO GLOBAL SERIES FUNDS, INC.

EXHIBIT TO ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective April 30, 2013, The GAMCO Vertumnus Fund was renamed
The Gabelli Global Rising Income and Dividend Fund (the
"GRID").

Also, effective April 30, 2013, the principal investment strategies of the GRID Fund were modified and are stated as follows:

PRINCIPAL INVESTMENT STRATEGIES:

The GRID Fund will attempt to achieve its investment objective by investing, under normal circumstances, at least 80% of its net assets in dividend paying securities (such as common and preferred stock) or other income producing securities (such as fixed-income securities and securities that are convertible into common stock). The GRID Fund will primarily invest in common stocks of foreign and domestic issuers that the GRID Fund's portfolio manager believes are likely to pay dividends and income and have the potential for above average capital appreciation and dividend increases. To this end, the portfolio manager may invest in stocks that pay and increase dividends over time that can potentially provide "rising income." Rising income stocks historically have provided a better total return over time, potentially combat inflation and offer the opportunity to potentially take advantage of compounding through dividend and income reinvestment. Under normal circumstances, the GRID Fund intends to invest in at least three countries, including the United States, and will invest at least 40% of its total assets in countries other than the United States.

The GRID Fund invests in companies whose stocks the Adviser believes are selling at a significant discount to their "private market value." Private market value is the value the Adviser believes informed investors would be willing to pay to acquire the entire company. If investor attention is focused on the underlying asset value of a company due to expected or actual developments or other catalysts, an investment opportunity to realize this private market value may exist.

The GRID Fund may utilize certain "arbitrage" strategies. The GRID Fund's use of arbitrage may be described as investing in "event" driven situations such as announced mergers, acquisitions, and reorganizations. When a company agrees to be acquired by another company, its stock price often quickly rises to just below the stated acquisition price. If the Adviser, through extensive research, determines that the acquisition is likely to be consummated on schedule at the stated acquisition price, then the GRID Fund may purchase the selling company's securities, offering the GRID Fund the possibility of generous returns relative to cash equivalents with a limited risk of excessive loss of capital.

The GRID Fund may invest in convertible securities, which include bonds, debentures, corporate notes, preferred stocks, and other similar securities which are convertible or exchangeable for common stock within a particular time period at a specified price or formula, of foreign and domestic companies with no target maturity range. Because many convertible securities are rated below investment grade, the GRID Fund may invest without limit in securities rated lower than "BBB" by Standard & Poor's Rating Services ("S&P") or "Caa" or lower by Moody's Investors Service, Inc. ("Moody's"), or, if unrated, are of comparable quality as determined by the Adviser, including securities of issuers in default. The GRID Fund also may invest up to 25% of its assets in non-convertible fixed income securities that are below investment grade, including up to 5% of its assets in securities of issuers that are in default.

Also, effective April 30, 2013, the principal risks of the GRID Fund were modified and are stated as follows:

PRINCIPAL RISKS:
The GRID Fund's share price will fluctuate with changes in the market value of the GRID Fund's portfolio securities. Preferred stock and debt securities convertible into or exchangeable for common or preferred stock also are subject to interest rate risk and/or credit risk. When interest rates rise, the value of such securities generally declines. It is also possible that the issuer of a security will not be able to make interest and principal payments when due. In addition, the GRID Fund may invest in lower credit quality securities which may involve major risk exposures such as increased sensitivity to interest rate and economic changes and limited liquidity. An investment in the GRID Fund is not guaranteed; you may lose money by investing in the GRID Fund. When you sell GRID Fund shares, they may be worth less than what you paid for them.
Investing in the GRID Fund involves the following risks:


..

Equity Risk.    Equity risk is the risk that the prices
of the securities held by the GRID Fund will change due to general market and economic conditions, perceptions regarding the industries in which the companies issuing the securities participate and the issuer company's particular circumstances.


..

Management Risk.    If the portfolio manager is incorrect
in his assessment of the value of the securities the GRID
Fund holds, then the value of the GRID Fund's shares may decline.


..

Event Driven Risk.    Event driven investments involve
the risk that certain of the events driving the investment may not happen or the market may react differently than expected to the anticipated transaction.
In addition, although an event may occur or is announced, it may be renegotiated, terminated or involve a longer time frame than originally contemplated. Event driven investment transactions are also subject to the risk of overall market movements. Any one of these risks could cause the GRID Fund to experience investment losses impacting its shares negatively.


..

Foreign Securities Risk.    Investments in foreign
securities involve risks relating to political, social, and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject.
These risks include expropriation, differing accounting and disclosure standards, currency exchange risks, settlement difficulties, market illiquidity, difficulties enforcing legal rights, and greater transaction costs.
These risks are more pronounced in emerging markets.


..

Lower Rated Securities.    Lower rated securities may
involve major risk exposures such as increased sensitivity to interest rate and economic changes, and the market to sell such securities may be limited. Such lower rated securities are considered speculative investments with increased credit risk.


..

Non-Diversification Risk.    As a non-diversified mutual
fund, more of the GRID Fund's assets may be focused in the common stocks of a small number of issuers, which may make the value of the GRID Fund's shares more sensitive to changes in the market value of a single issuer or industry than shares of a diversified mutual fund.


..

Convertible Securities.    Convertible securities provide
higher yields than the underlying common stock, but generally offer lower yields than nonconvertible securities of similar quality. The value of convertible securities fluctuates in relation to changes in the interest rates and, in addition, fluctuates in relation to the underlying common stock.


..

Credit Risk for Convertible Securities and Fixed Income
Securities.    Many convertible securities are not
investment grade, that is, not rated within the four highest categories by S&P and Moody's. To the extent that the Fund's convertible securities and any other fixed income securities are rated lower than investment grade or are not rated, there would be a greater risk as to the timely repayment of the principal of, and timely payment of interest or dividends on, those securities.


..

Interest Rate Risk for Fixed Income Securities.    The
primary risk associated with fixed income securities is interest rate risk. A decrease in interest rates will generally result in an increase in the value of a fixed income security, while increases in interest rates will generally result in a decline in its value. This effect is generally more pronounced for fixed rate securities than for securities whose income rate is periodically reset. Market interest rates recently have declined significantly below historical average rates, which may increase the risk that these rates will rise in the future.
You May Want to Invest in the Fund if:


..

you are a long term investor


..

you seek growth of capital


..

you seek to diversify your investments outside the U.S.